Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2006 Stock Plan of Sierra Monitor Corporation of our report dated February 17, 2007, relating to the balance sheet of Sierra Monitor Corporation as of December 31, 2006, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2006. Such report appears in the December 31, 2006 Annual Report on Form 10-KSB of Sierra Monitor Corporation.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

October 29, 2007